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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
GENESIS MICROCHIP INCORPORATED

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2001 Non Statutory Stock Option Plan of our report dated May 4, 2001 relating to the consolidated financial statements of Genesis Microchip Incorporated as at March 31, 2001 and March 31, 2000 and for the year ended March 31, 2001, the year ended March 31, 2000 and the ten months ended March 31, 1999 which report appears in the March 31, 2001 Annual Report on Form 10-K of Genesis Microchip Incorporated.

Yours very truly


/s/ KPMG LLP

Toronto, Canada
July 20, 2001